                                                                                                                        Exhibit 99

PRESS RELEASE
FOR IMMEDIATE RELEASE:	August 7, 2013
For Further Information:	Timothy T. O'Dell, CEO
Phone: 330.576.1208
Fax: 330.666.7959

CENTRAL FEDERAL CORPORATION ANNOUNCES 2nd QUARTER 2013 RESULTS

Highlights

•	Nonperforming loans decreased $916,000, or 14.4%, since December 31, 2012.

•	Criticized and classified loans decreased $4.4 million, or 15.5%, since December 31, 2012.

•	Commercial and Commercial Real Estate loan balances increased $13.1 million, or 12.9%, since December 31, 2012.

•	Net interest income for the three months ended June 30, 2013 increased $108,000, or 9.1%, over the three months ended March 31, 2013.

Fairlawn, Ohio – August 7, 2013 – Central Federal Corporation (Nasdaq: CFBK) (the “Company”)

announced a net loss attributable to common stockholders of $0.6 million, or $(0.04) per diluted common share, for the quarter ended June 30, 2013, compared to a net loss attributable to common stockholders of $0.8 million, or $(0.96) per diluted common share, for the quarter ended June 30, 2012.  For the three months ended June 30, 2012, preferred stock dividends and accretion of discount on the preferred stock increased the net loss attributable to the common stockholders by $111,000.  Due to the redemption of the TARP obligation on September 26, 2012, there was no impact during the three months ended June 30, 2013 ( and there will no longer be an impact) related to the preferred stock dividends and accretion of discount on the net loss attributable to the common stockholders.   For the three months ended June 30, 2013 compared to June 30, 2012, the net loss decreased by $130,000 due primarily to a $237,000 decrease in noninterest expense and $88,000 improvement in net interest income, partially offset by a $124,000 increase in provision expense and $71,000 decrease in noninterest income.

Net loss attributable to common stockholders totaled $1.4 million, or $(0.09) per diluted common share, for the six months ended June 30, 2013, compared to a net loss attributable to common stockholders of $1.6 million, or $(1.99) per diluted common share, for the six months ended June 30, 2012.  For the six months ended June 30, 2012, preferred stock dividends and accretion of discount on the preferred stock increased the net loss attributable to the common stockholders by $221,000.  As mentioned above, due to the redemption of the TARP obligation, there was no impact during the six months ended June 30, 2013 (and there will no longer be an impact) related to the preferred stock dividends and accretion of discount on the net loss attributable to the common stockholders.   For the six months ended June 30, 2013 compared to June 30, 2012, the net loss decreased by $59,000 due primarily to a $398,000 decrease in noninterest expense and  a slight improvement in net interest income, offset by a $250,000 increase in provision expense and $96,000 decrease in noninterest income.

Timothy T. O’Dell, CEO, commented, “We are pleased with our results in attracting quality loan and deposit relationships. In addition, we continue to make progress in improving credit quality as evidenced by a 14.4% decrease in nonperforming loans, and a 15.5% decrease in our criticized and classified assets. During the same period our commercial and commercial real estate loan balances increased 12.9%.    Lending activity and loan pipelines remain strong and we like the growth trajectory. In addition, our ongoing recruiting efforts for residential mortgage originators is gaining traction with the addition of two new originators during the second quarter. These recruiting efforts remain ongoing in connection with our desire to expand our residential lending business.”

Overview of Results

Net interest income.  Net interest income totaled $1.3 million for the quarter ended June 30, 2013 and increased $88,000 or 7.3%, compared to $1.2 million for the quarter ended June 30, 2012. The increase in net interest income was primarily due to  a $143,000 decrease in interest expense, which more than offset the $55,000 decrease in interest income.  The decrease in interest expense was primarily attributed to a 23 bps decrease in average rates, as a result of deposit pricing and CD’s re-pricing in today’s lower rate environment, coupled with a decrease in brokered CD’s. The decrease in interest income was attributed to a 15 bps reduction in the yield on average interest earning assets, as loans continue to re-price at today’s lower interest rates, partially offset by a favorable volume variance due to the increase in average loan balances from $135.0 million at June 30, 2012, to $157.4 million at June 30, 2013.  The mix of earning assets continued to improve as well, as lower yielding assets were redeployed into higher yielding loans.

For the six months ended June 30, 2013, net interest income totaled $2.5 million and slightly increased by $7,000, compared to $2.5 million for the six months ended June 30, 2012. The slight increase in net interest income was due to a favorable rate and volume variance on the deposit side, coupled with a favorable volume variance on earning assets due to loan growth, which more than offset the unfavorable rate variance on the earning asset side as loan yields continued to re-price downwards in today’s rate environment.  Yields declined 9 bps on earnings assets, compared to a 21 bps decline in the cost of funds, however the mix on earning assets continues to improve.

Compared to the three months ended March 31, 2013, net interest income increased $108,000, or 9.1%, for the current quarter, as a result of increased loan activity, improved earning asset mix, and a reduction in our overall cost of funds.

Robert E. Hoeweler, Chairman of the Board, added “In our drive to restore the Bank to profitability, the emphasis continues to be on quality asset growth coupled with increasing net interest income. We continue to improve our efficiency ratio, while recognizing the need to hire, and retain talented people within the organization. Management also recognizes the importance of expanding our product offerings within the financial services market segment, thus providing additional revenue streams.”

Provision for loan losses.  The provision for loan losses totaled $324,000 for the quarter ended June 30, 2013 and increased $124,000, or 62.0%, compared to $200,000 for the quarter ended June 30, 2012.  The increase in the provision for loan losses for the quarter ended June 30, 2013 was primarily due to growth in the loan portfolio, an increase in the reserve due to one large commercial relationship and one downgrade, offset by pay downs of substandard loans and two commercial loan relationships where the risk rating was upgraded based on improved performance.

Net charge-offs decreased $475,000 due to the fact that there were recoveries of $59,000 for the quarter ended June 30, 2013, compared to net charge-offs totaling $416,000, or 1.18% of average loans on an annualized basis, for the quarter ended June 30, 2012. The decrease in net charge-offs during the three months ended June 30, 2013 was primarily related to multi-family residential and commercial real estate loans, resulting from our ongoing loan workout efforts.

For the six months ended June 30, 2013, the provision for loan losses totaled $650,000, and increased $250,000, or 62.5%, compared to $400,000 for the six months ended June 30, 2012.  The increase was primarily due to growth in the loan portfolio and an increase in the reserve for one large commercial relationship, offset by pay downs of substandard loans and two commercial loan relationships where the risk rating was upgraded based on improved performance.

Net charge-offs decreased $1.3 million due to the fact that there were recoveries of $178,000 for the six months ended June 30, 2013, compared to net charge-offs totaling $1.1 million, or 1.49% of average loans on an annualized basis, for the six months ended June 30, 2012. The decrease in net charge-offs during the six months ended June 30, 2013 was primarily related to multi-family residential and commercial real estate loans.

Noninterest income.  Noninterest income for the quarter ended June 30, 2013 totaled $269,000 and decreased $71,000, or 20.9%, compared to $340,000 for the quarter ended June 30, 2012. The decrease was primarily due to net gains on the sale of loans during the quarter ended June 30, 2013, which was partially offset by an increase in service charges on deposits.  There were no sales of securities in the current year quarter.

For the six months ended June 30, 2013, noninterest income totaled $402,000 and decreased $96,000, or 19.3%, compared to $498,000 for the six months ended June 30, 2012. The decrease was primarily due to net gains on the sale loans and loan servicing fees during the six months ended June 30, 2013, which was partially offset by an increase in service charges on deposits.  There were no sales of securities in the current year to date results.

Noninterest expense.    Noninterest expense decreased $237,000 or 11.7%, and totaled $1.8 million for the second quarter of 2013, compared to $2.0 million for the second quarter of 2012. The decrease in noninterest expense during the three months ended June 30, 2013 was primarily due to a decrease in expenses associated with foreclosed assets and a decrease in FDIC premiums, primarily as a result of a lower assessment rate.

For the six months ended June 30, 2013, noninterest expense decreased $398,000, or 10.0%, and totaled $3.6 million for the six months ended June 30, 2013, compared to $4.0 million for the six months ended 2012. The decrease was primarily due to a $224,000 decrease in expenses associated with foreclosed assets, a $151,000 decrease in FDIC premiums, primarily as a result of a lower assessment rate and a $91,000 decrease in salaries and employee benefits, due to a restructuring; these decreases were partially offset by smaller increases in franchise taxes, data processing and occupancy costs.

Thad Perry, President, commented, “We believe we have made significant strides in improving our profitability by maintaining a disciplined focus on expense control and improving efficiencies throughout the organization.  As we continue to make investments that will enable the revenue generating capabilities of the organization, expense discipline remains an integral part of our culture.”

Balance Sheet Activity

General. Assets totaled $244.6 million at June 30, 2013 and increased $29.6 million, or 13.8%, from $215.0 million at December 31, 2012.  The increase was primarily due to a $26.8 million increase in net loan balances and an $8.0 million increase in cash and cash equivalents, partially offset by a $5.5 million decrease in securities, due to maturities and repayments.

Cash and cash equivalents.  Cash and cash equivalents totaled $33.2 million at June 30, 2013 and increased $8.0 million, or 32.0%, from $25.1 million at December 31, 2012. The increase in liquidity was a result of management's efforts to increase deposit activity though strategic initiatives in order to fund anticipated loan growth in the pipeline.

Loans.  Net loans totaled $179.9 million at June 30, 2013 and increased $26.8 million, or 17.5%, from $153.0 million at December 31, 2012. The increase was primarily due to higher commercial, multi-family residential, commercial real estate and single-family residential loan balances. A renewed lending focus after the successful capital raise was a key driver in growing earning assets.

Allowance for loan losses (ALLL). The ALLL totaled $6.1 million at June 30, 2013 and increased $0.8 million, or 15.8%, from $5.2 million at December 31, 2012.  The increase in the ALLL was due to a 17.5% increase in overall loan balances, partially offset by a 14.4% decrease in nonperforming assets, a 19.1% decrease in past due loans, and a 15.5% decrease in criticized and classified loans during the six months ended June 30, 2013. The ratio of the ALLL to total loans was 3.26% at June 30, 2013, compared to 3.31% at December 31, 2012. In addition, the ratio of the ALLL to nonperforming assets improved to 111.5% at June 30, 2013, compared to 82.4% at December 31, 2012.

Deposits. Deposits totaled $204.7 million at June 30, 2013 and increased $31.2 million, or 18.0%, from $173.5 million at December 31, 2012.  The increase was primarily due to increases in certificate of deposit, money market and checking accounts of $17.8 million, $6.8 million and $5.4 million, respectively. The increase in CD’s was offset by a $4.7 million decrease in brokered deposits and CDARS balances.

Management continues to focus on strategic deposit gathering initiatives to continue to improve liquidity, cross-sell relationships, and fund future loan growth.

Stockholders’ equity.  Stockholders’ equity totaled $22.3 million at June 30, 2013 and decreased $1.3 million, or 5.6%, from $23.6 million at December 31, 2012.  The decrease was primarily due to a net loss of $1.4 million during the six months ended June 30, 2013.

About Central Federal Corporation and CFBank

Central Federal Corporation is the holding company for CFBank, a federally chartered savings association formed in Ohio in 1892.  CFBank has four full-service banking offices in Fairlawn, Calcutta, Wellsville and Worthington, Ohio.  Additional information about CFBank’s banking services and the Company is available at www.CFBankOnline.com.

Forward-Looking Information

Statements in this earnings release and in other communications by the Company that are not statements of historical fact are forward-looking statements which are made in good faith by us. Forward-looking statements include, but are not limited to: (1) projections of revenues, income or loss, earnings or loss per common share, capital structure and other financial items; (2) plans and objectives of the management or Boards of Directors of the Company or CFBank; (3) statements regarding future events, actions or economic performance; and (4) statements of assumptions underlying such statements.  Words such as "estimate," "strategy," "may," "believe," "anticipate," "expect," "predict," "will," "intend," "plan," "targeted," and the negative of these terms, or similar expressions, are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements.  Various risks and uncertainties may cause actual results to differ materially from those indicated by our forward-looking statements.  The following factors could cause such differences:

•

a continuation of current high unemployment rates and difficult economic conditions or adverse changes in general economic conditions and economic conditions in the markets we serve, any of which may affect, among other things, our level of nonperforming assets, charge-offs, and provision for loan loss expense;

•	changes in interest rates that may reduce net interest margin and impact funding sources;
•	our ability to maintain sufficient liquidity to continue to fund our operations;
•	our ability to reduce our high level of nonperforming assets and operating expenses;

•	changes in market rates and prices, including real estate values, which may adversely impact the value of financial products including securities, loans and deposits;
•	the possibility of other-than-temporary impairment of securities held in our securities portfolio;
•

results of examinations of the Company and CFBank by the regulators, including the possibility that the regulators may, among other things, require CFBank to increase its allowance for loan losses or write-down assets;

•	our ability to meet the requirements of our Cease and Desist Orders issued by regulators;
•	uncertainty related to the counterparty to call our interest-rate swaps;
•	uncertainty related to our ability to continue to receive limited waivers from the FDIC allowing us to roll over or renew reciprocal CDARS deposits;
•	our ability to generate profits in the future;
•	changes in tax laws, rules and regulations;
•

various monetary and fiscal policies and regulations, including those determined by the Board of Governors of the Federal Reserve System (FED), the Federal Deposit Insurance Corporation (FDIC) and the Office of the Comptroller of the Currency (OCC);

•	competition with other local and regional commercial banks, savings banks, credit unions and other non-bank financial institutions;
•	our ability to grow our core businesses;
•	technological factors which may affect our operations, pricing, products and services;
•	unanticipated litigation, claims or assessments; and
•	management's ability to manage these and other risks.

Forward-looking statements are not guarantees of performance or results.  A forward-looking statement may include a statement of the assumptions or bases underlying the forward-looking statement.  We believe we have chosen these assumptions or bases in good faith and that they are reasonable.  We caution you, however, that assumptions or bases almost always vary from actual results, and the differences between assumptions or bases and actual results can be material.  The forward-looking statements included in this report speak only as of the date of the report.  We undertake no obligation to publicly release revisions to any forward-looking statements to reflect events or circumstances after the date of such statements, except to the extent required by law.

Consolidated Statements of Operations
($ in thousands, except share data)
(unaudited)	Three months ended			Six months ended
	June 30,			June 30,
	2013	2012	% change	2013	2012	% change

Total interest income	$ 1,834	$ 1,889	-3%	$ 3,545	$ 3,905	-9%
Total interest expense	540	683	-21%	1,065	1,432	-26%
Net interest income	1,294	1,206	7%	2,480	2,473	0%

Provision for loan losses	324	200	62%	650	400	63%
Net interest income (loss) after provision for loan losses	970	1,006	-4%	1,830	2,073	-12%

Noninterest income
Service charges on deposit accounts	83	58	43%	156	117	33%
Net gain on sales of loans	107	92	16%	113	135	-16%
Other	79	190	-58%	133	246	-46%
Noninterest income	269	340	-21%	402	498	-19%

Noninterest expense
Salaries and employee benefits	961	953	1%	1,853	1,944	-5%
Occupancy and equipment	84	59	42%	159	133	20%
Data processing	143	137	4%	306	279	10%
Franchise taxes	85	46	85%	170	101	68%
Professional fees	175	199	-12%	387	417	-7%
Director fees	3	46	-93%	8	91	-91%
Postage, printing and supplies	69	56	23%	127	104	22%
Advertising and promotion	6	4	50%	12	7	71%
Telephone	21	16	31%	37	33	12%
Loan expenses	9	23	-61%	26	31	-16%
Foreclosed assets, net	1	188	-99%	(18)	206	n/m
Depreciation	53	62	-15%	107	129	-17%
FDIC premiums	36	142	-75%	147	298	-51%
Amortization of intangibles	10	10	0%	19	20	-5%
Regulatory assessment	39	21	86%	78	66	18%
Other insurance	36	38	-5%	73	80	-9%
Other	62	30	107%	105	55	91%
Noninterest expense	1,793	2,030	-12%	3,596	3,994	-10%

Income (loss) before income taxes	(554)	(684)	-19%	(1,364)	(1,423)	-4%
Income tax expense (benefit)	-	-	n/m	-	-	n/m
Net loss	$ (554)	$ (684)	-19%	$ (1,364)	$ (1,423)	-4%
Preferred stock dividends and accretion of discount on preferred stock	-	(111)	n/m	-	(221)	n/m
Earnings (loss) attributable to common stockholders	(554)	$ (795)	-30%	(1,364)	$ (1,644)	-17%

Share Data
Basic earnings (loss) per common share	$ (0.04)	$ (0.96)	-96%	$ (0.09)	$ (1.99)	-95%
Diluted earnings (loss) per common share	$ (0.04)	$ (0.96)	-96%	$ (0.09)	$ (1.99)	-95%

Average common shares outstanding - basic	15,823,544	822,791		15,823,570	822,469
Average common shares outstanding - diluted	15,823,544	822,791		15,823,570	822,469

n/m - not meaningful

Consolidated Statements of Financial Condition

	At or for the three monhs ended
($ in thousands)	Jun 30,	Mar 30,	Dec 30,	Sept 30,	Jun 30,
(unaudited)	2013	2013	2012	2012	2012

Assets
Cash and cash equivalents	$33,197	$14,406	$25,152	$65,147	$55,209
Interest-bearing deposits in other financial institutions	2,726	2,726	2,726	1,984	1,984
Securities available for sale	12,155	14,493	17,639	14,300	17,312
Loans held for sale	629	2,135	623	2,571	1,573
Loans	185,942	172,481	158,280	128,382	137,786
Less allowance for loan losses	(6,065)	(5,682)	(5,237)	(5,442)	(5,434)
Loans, net	179,877	166,799	153,043	122,940	132,352
FHLB stock	1,942	1,942	1,942	1,942	1,942
Foreclosed assets, net	1,538	1,464	1,525	1,572	2,345
Premises and equipment, net	5,252	5,269	5,317	5,369	5,423
Assets held for sale	167	167	167	167	167
Other intangible assets	30	40	49	59	69
Bank owned life insurance	4,470	4,437	4,405	4,371	4,338
Accrued interest receivable and other assets	2,631	2,561	2,447	1,709	2,901
Total assets	$244,614	$216,439	$215,035	$222,131	$225,615

Liabilities and Stockholders' Equity
Deposits
Noninterest bearing	$23,536	$15,451	$18,008	$17,015	$15,042
Interest bearing	181,143	153,279	155,500	162,563	183,310
Total deposits	204,679	168,730	173,508	179,578	198,352
FHLB advances	10,000	15,955	10,000	10,000	10,000
Other borrowings	-	1,000	-	-	-
Advances by borrowers for taxes and insurance	187	174	241	125	55
Accrued interest payable and other liabilities	2,285	2,557	2,488	2,911	3,771
Subordinated debentures	5,155	5,155	5,155	5,155	5,155
Total liabilities	222,306	193,571	191,392	197,769	217,333

Stockholders' equity	22,308	22,868	23,643	24,362	8,282
Total liabilities and stockholders' equity	$244,614	$216,439	$215,035	$222,131	$225,615

Consolidated Financial Highlights

	At or for the three months ended					At or for Six months ended
($ in thousands except per share data)	Jun 30,	Mar 31,	Dec 31,	Sept 30,	Jun 30,	June 30,
(unaudited)	2013	2013	2012	2012	2012	2013	2012

Earnings (loss)
Net interest income	$1,294	$1,186	$1,025	$1,137	$1,206	$2,480	$2,473
Provision for loan losses	$324	$326	$186	$543	$200	$650	$400
Noninterest income	$269	$133	$245	$262	$340	$402	$498
Noninterest expense	$1,793	$1,803	$1,518	$2,765	$2,030	$3,596	$3,994
Net loss	$(554)	$(810)	$(434)	$(1,909)	$(684)	$(1,364)	$(1,423)
Discount on redemption of preferred stock	n/a	n/a	n/a	4,960	n/a	n/a	n/a
Earnings (loss) available to common stockholders	$(554)	$(810)	$(434)	$2,944	$(795)	$(1,364)	$(1,644)
Basic earnings (loss) per common share	$(0.04)	$(0.05)	$(0.03)	$0.38	$(0.96)	$(0.09)	$(1.99)
Diluted earnings (loss) per common share	$(0.04)	$(0.05)	$(0.03)	$0.38	$(0.96)	$(0.09)	$(1.99)

Performance Ratios (annualized)
Return on average assets	(0.94%)	(1.50%)	(0.80%)	(3.39%)	(1.19%)	(1.21%)	(1.20%)
Return on average equity	(9.77%)	(14.01%)	(7.29%)	(37.84%)	(31.77%)	(11.86%)	(31.58%)
Average yield on interest-earning assets	3.45%	3.35%	3.22%	3.49%	3.60%	3.48%	3.57%
Average rate paid on interest-bearing liabilities	1.13%	1.22%	1.33%	1.36%	1.36%	1.17%	1.38%
Average interest rate spread	2.32%	2.12%	1.89%	2.13%	2.24%	2.31%	2.19%
Net interest margin, fully taxable equivalent	2.44%	2.32%	2.06%	2.26%	2.30%	2.43%	2.26%
Efficiency ratio	114.08%	136.01%	118.74%	141.17%	131.00%	124.08%	140.52%
Noninterest expense to average assets	3.04%	3.34%	2.80%	4.91%	3.54%	3.18%	3.38%

Capital
Core capital ratio (1)	9.19%	10.60%	10.97%	10.52%	5.47%	9.19%	5.47%
Total risk-based capital ratio (1)	13.17%	14.26%	15.53%	20.00%	10.42%	13.17%	10.42%
Tier 1 risk-based capital ratio (1)	11.89%	12.98%	14.26%	18.71%	9.13%	11.89%	9.13%
Tangible capital ratio (1)	9.19%	10.60%	10.97%	10.52%	5.47%	9.19%	5.47%
Equity to total assets at end of period	9.12%	10.57%	10.99%	10.97%	3.67%	9.12%	3.67%
Tangible equity to tangible assets	9.11%	10.55%	10.97%	10.94%	3.64%	9.11%	3.64%
Book value per common share	$1.41	$1.45	$1.48	$1.54	$1.37	$1.41	$1.37
Tangible book value per common share	$1.41	$1.44	$1.48	$1.54	$1.29	$1.41	$1.29
Period-end market value per common share	$1.31	$1.50	$1.45	$1.46	$1.56	$1.31	$1.56
Dividends declared per common share	$-	$-	$-	$-	$-	$-	$-
Period-end common shares outstanding	15,823,710	15,823,710	15,824,710	15,824,710	825,710	15,823,710	825,710
Average basic common shares outstanding	15,823,544	15,823,327	15,823,238	7,671,034	822,791	15,823,570	822,469
Average diluted common shares outstanding	15,823,544	15,823,327	15,823,238	7,671,307	822,791	15,823,570	822,469

Asset Quality
Nonperforming loans	$5,440	$5,565	$6,356	$7,927	$5,156	$5,440	$5,156
Nonperforming loans to total loans	2.93%	3.23%	4.02%	6.17%	3.74%	2.93%	3.74%
Nonperforming assets to total assets	2.85%	3.25%	3.66%	4.28%	3.32%	2.85%	3.32%
Allowance for loan losses to total loans	3.26%	3.29%	3.31%	4.24%	3.94%	3.26%	3.94%
Allowance for loan losses to nonperforming loans	111.50%	102.10%	82.39%	68.65%	105.39%	111.50%	105.39%
Net charge-offs (recoveries)	$(59)	$(119)	$391	$526	$416	$(178)	$1,085
Annualized net charge-offs (recoveries) to average loans	(0.14%)	(0.30%)	1.13%	1.59%	1.18%	(0.23%)	1.49%

Average Balances
Loans	$157,435	$153,375	$132,494	$126,593	$134,921	$151,163	$139,271
Assets	$235,616	$215,797	$216,861	$225,106	$229,684	$225,872	$236,461
Stockholders' equity	$22,671	$23,121	$23,813	$20,180	$8,613	$23,008	$9,013